CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the references to our firm in the Post Effective Amendment No. 88 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated August 6, 1999 on the financial statements and financial highlights of RCB Growth and Income Fund and the RCB Small Cap Fund, each a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in each series respective 1999 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.


                                        /s/ Tait, Weller & Baker

                                        TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
October 8, 1999